Pricing Supplement No. 5
Dated June 26, 2001
(to Prospectus dated August 3,
2000 and Prospectus Supplement
dated September 7, 2000)

                                Merck & Co., Inc.
                           Medium-Term Notes, Series D
                               Floating Rate Notes

Principal Amount:                 $34,670,000

Trade Date:                      June 26, 2001

Settlement Date
(Original Issue Date):           June 29, 2001

Stated Maturity:                 June 21, 2041

Interest Rate Basis:             1-month LIBOR

Spread:                          Minus 45 basis points

Initial Interest Rate:           1-month LIBOR, determined as if the original
                                 issue date were an interest reset date, minus the spread

Interest Reset Dates:            Monthly, on the 21st day of each month, based
                                 on an interest rate set two business days prior to each reset date, commencing
                                 July 21, 2001

Interest Payment Dates:          March 21, June 21, September 21 and
                                 December 21 of each year, commencing
                                 September 21, 2001

Issue Price:                     100.00% of the principal amount

Underwriter's Discount:          1.00% of the principal amount

Net Proceeds to Merck:           99.00% of the principal amount

Calculation Agent:               U.S. Bank Trust National Association

CUSIP:                           58933N AR 0



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Optional
Repayment Dates:      The notes will be repayable at the option of the
                      holder on at lease 30 days notice on the following optional repayment dates and at the following repayment prices:

                      Optional Repayment Date                Repayment Price
                      ------------------------               ---------------

                      June 21, 2011                               99.00%

                      June 21, 2014                               99.25%

                      June 21, 2017                               99.50%

                      June 21, 2020                               99.75%

                      June 21, 2023 and                          100.00%
                      June 21 of each
                      third year thereafter
                      until maturity

Optional Redemption:  The notes may be redeemed at any time, at the option of
                      Merck, in whole or in part, in amounts of $1,000 or any multiple of $1,000, at the following redemption prices, if redeemed during the following 12-month periods:

                      Redemption Period                      Redemption Price
                      ------------------------               ----------------

                      June 21, 2031 through June 20, 2032         105.00%

                      June 21, 2032 through June 20, 2033         104.50%

                      June 21, 2033 through June 20, 2034         104.00%

                      June 21, 2034 through June 20, 2035         103.50%

                      June 21, 2035 through June 20, 2036         103.00%

                      June 21, 2036 through June 20, 2037         102.50%

                      June 21, 2037 through June 20, 2038         102.50%

                      June 21, 2038 through June 20, 2039         101.50%

                      June 21, 2039 through June 20, 2040         101.00%

                      June 21, 2040 through June 20, 2041         100.50%


Underwriter:          UBS Warburg LLC

                                 UBS WARBURG LLC